As filed with the Securities and Exchange Commission on April 6, 2023

Registration No. 333-56410

Registration No. 333-74534

Registration No. 333-201866

Registration No. 333-252777

Registration No. 333-81518

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT No. 2 to Registration No. 333-56410

POST-EFFECTIVE AMENDMENT No. 1 to Registration No. 333-74534

POST-EFFECTIVE AMENDMENT No. 1 to Registration No. 333-201866

POST-EFFECTIVE AMENDMENT No. 1 to Registration No. 333-252777

POST-EFFECTIVE AMENDMENT No. 1 to Registration No. 333-81518

SEACHANGE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

04-3197974

(IRS Employer Identification No.)

177 Huntington Avenue, Suite 1703

PMB 73480

Boston, Massachusetts 02115-3153

(Address of principal executive offices)

Peter D. Aquino

Chief Executive Officer

SeaChange International, Inc.

177 Huntington Avenue, Suite 1703

PMB 73480

Boston, Massachusetts 02115-3153

+1 (978) 897-0100

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Robert S. Matlin

David A. Bartz

K&L Gates LLP

599 Lexington Avenue

New York, NY 10022

(212) 536-3900

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”), filed by SeaChange International, Inc. (the “Company”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-74534, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December  5, 2001, which was subsequently amended by Pre-Effective Amendment No. 1 to Form S-3, which was filed with the SEC on January  9, 2002, registering the offer and sale of up to 210,000 by selling stockholders of the Company’s common stock, $0.01 par value per share (“Common Stock”);

•	Registration Statement No. 333-81518, filed with the SEC on January 28, 2002, registering the offer and sale of up to 683,573 shares of Common Stock;

•	Registration Statement No. 333-201866, filed with the SEC on February 4, 2015, registering the offer and sale of up to 1,732,665 shares of Common Stock; and

•	Registration Statement No. 333-252777, filed with the SEC on February 5, 2021, registering the offer and sale of up to $200,000,000 in aggregate of the Company’s securities.

This Post-Effective Amendment No. 2 (along with Post-Effective Amendment No. 1, this “Post-Effective Amendment”), filed by the Company relates to the following Registration Statement:

•

Registration Statement No.  333-56410, filed with the SEC on March 1, 2001, which was subsequently amended by the Pre-Effective Amendment No. 1 to Form S-1 and Pre-Effective Amendment No. 2 to Form S-1, which were filed with the SEC on May  3, 2001 and June 12, 2001, respectively, and Post-Effective Amendment No. 1 to Form S-3, which was filed with the SEC on April 30, 2002, registering the offer and sale of up to 100,000 shares of Common Stock.

This Post-Effective Amendment is being filed by the Company, as part of its plan to (i) terminate all offerings under the Registration Statements and (ii) withdraw and deregister any and all of the securities registered for issuance on the Registration Statements but remaining unsold as of the date hereof.

The Company hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of the offerings, hereby removes from registration any and all of such securities registered and remaining unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on April 6, 2023.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Peter D. Aquino
Peter D. Aquino Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.